ISSN 1718-8369	Exhibit 99.25

Volume 11, number 10	May 5, 2017
AT FEBRUARY 28, 2017

Highlights for February 2017
—	In February, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $451 million. The balance takes into account the deposit of $151 million in the Generations Fund. Compared to last year:
	—	own-source revenue decreased by $178 million, standing at $4.8 billion;
	—	federal transfers rose by $177 million, reaching $1.5 billion;
	—	program spending fell by $224 million, amounting to $5.2 billion;
	—	debt service increased by $9 million, reaching $647 million.
—	On the basis of the cumulative results at February 28, 2017, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $2.6 billion, taking into account the deposit of $1.8 billion in the Generations Fund.
—	Given the measures announced on March 28, 2017 in the March 2017 Québec Economic Plan, a budgetary surplus of $250 million is forecast for 2016-2017.

Summary of consolidated budgetary transactions
(millions of dollars)								(Unaudited data)
						The Québec Economic Plan –
	February		April to February			March 2017(1)
	2016	2017	2015-2016	2016-2017	Change (%)	2016-2017		Change (%)
GENERAL FUND
Revenue
Own-source revenue	5 021	4 843	51 579	52 500	1.8	58 644		2.2
Federal transfers	1 359	1 536	15 710	16 746	6.6	18 242		7.1
Total revenue	6 380	6 379	67 289	69 246	2.9	76 886		3.3
Expenditure
Program spending	–5 453	–5 229	–59 443	–60 275	1.4	–68 242		3.8	(2)
Debt service	–638	–647	–7 263	–6 915	–4.8	–7 602		–4.4
Total expenditure	–6 091	–5 876	–66 706	–67 190	0.7	–75 844		3.1
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds	43	–70	1 432	513	—	–727		—
Health and social services and education networks	–5	18	–28	19	—	35		—
Generations Fund	214	151	1 311	1 820	—	2 042		—
Total consolidated entities	252	99	2 715	2 352	—	1 350		—
SURPLUS (DEFICIT)	541	602	3 298	4 408	—	2 392	(4)	—
Contingency reserve	—	—	—	—	—	–100		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–214	–151	–1 311	–1 820	—	–2 042		—
BUDGETARY BALANCE(5)	327	451	1 987	2 588	—	250		—

(1)	To present the data on a like-for-like basis, the forecasts of The Québec Economic Plan – March 2017 reproduced in this monthly report exclude the impacts on revenue and expenditure of restructuring linked to the elimination of the Fund to Finance Health and Social Services Institutions (FINESSS) (expenditures of $1 458 million), as well as other program spending ($52 million).
(2)	Growth rate including the impact of restructuring, in particular of FINESSS. Excluding this impact, the rate would be 4.0%.
(3)	Details of transactions by type of entity are presented on page 5 of this report.
(4)	Surplus excluding the contingency reserve of $100 million.
(5)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at February 28, 2017

■	Budgetary balance

For the period from April 2016 to February 2017, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $2.6 billion.

The March 2017 Québec Economic Plan projects a budgetary surplus of $250 million for fiscal 2016-2017.

— It provides for a number of initiatives that will affect results by the end of fiscal 2016-2017.

■	General Fund revenue

At February 28, 2017, revenue totalled $69.2 billion, an increase of $2.0 billion, or 2.9%, compared to February 29, 2016.

— Own-source revenue stood at $52.5 billion, up $921 million from last year.

— Federal transfers amounted to $16.7 billion, up $1.0 billion compared to February 29, 2016.

■	General Fund expenditure

Since the beginning of the fiscal year, expenditure has totalled $67.2 billion, an increase of $484 million.

— For the period from April 2016 to February 2017, program spending rose by $832 million, or 1.4%, reaching $60.3 billion.

— The most significant changes were in the Health and Social Services ($532 million) and Economy and Environment ($326 million) missions.

— Given the new initiatives announced in the March 2017 Québec Economic Plan, expenditure growth will accelerate by the end of fiscal 2016-2017, reaching the annual target forecast.

— Debt service amounted to $6.9 billion, a decrease of $348 million compared to last year.

■	Consolidated entities

At February 28, 2017, the results of consolidated entities stood at $2.4 billion. These results include:

— a surplus of $513 million for non-budget-funded bodies and special funds;

— a surplus of $19 million for the health and social services and education networks;

— dedicated revenues of $1.8 billion for the Generations Fund.

■	Net financial surplus (requirements)

At February 28, 2017, the consolidated net financial surplus stood at $3.1 billion, an increase of $469 million over last year. Net financial surpluses reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)					(Unaudited data)
	February			April to February
	2016	2017	Change	2015-2016	2016-2017	Change
GENERAL FUND
Revenue
Own-source revenue	5 021	4 843	–178	51 579	52 500	921
Federal transfers	1 359	1 536	177	15 710	16 746	1 036
Total revenue	6 380	6 379	–1	67 289	69 246	1 957
Expenditure
Program spending	–5 453	–5 229	224	–59 443	–60 275	–832
Debt service	–638	–647	–9	–7 263	–6 915	348
Total expenditure	–6 091	–5 876	215	–66 706	–67 190	–484
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	43	–70	–113	1 432	513	–919
Health and social services and education networks	–5	18	23	–28	19	47
Generations Fund	214	151	–63	1 311	1 820	509
Total consolidated entities	252	99	–153	2 715	2 352	–363
SURPLUS (DEFICIT)	541	602	61	3 298	4 408	1 110
Consolidated non-budgetary surplus (requirements)	893	501	–392	–638	–1 279	–641
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 434	1 103	–331	2 660	3 129	469

(1)	Details of transactions by type of entity are presented on page 5 of this report.

General Fund revenue
(millions of dollars)					(Unaudited data)
		February		April to February
Revenue by source	2016	2017	Change (%)	2015-2016	2016-2017	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 685	1 709	1.4	19 004	19 815	4.3
Contributions to Health Services Fund	558	538	–3.6	6 366	6 508	2.2
Corporate taxes	1 028	836	–18.7	3 968	4 242	6.9
Consumption taxes	923	1 064	15.3	16 194	16 275	0.5
Other sources	146	94	–35.6	1 477	1 436	–2.8
Total own-source revenue excluding government enterprises	4 340	4 241	–2.3	47 009	48 276	2.7
Revenue from government enterprises	681	602	–11.6	4 570	4 224	–7.6
Total own-source revenue	5 021	4 843	–3.5	51 579	52 500	1.8
Federal transfers
Equalization	793	836	5.4	8 727	9 194	5.4
Health transfers(1)	407	468	15.0	4 702	5 135	9.2
Transfers for post-secondary education and other social programs	116	137	18.1	1 426	1 497	5.0
Other programs	43	95	120.9	855	920	7.6
Total federal transfers	1 359	1 536	13.0	15 710	16 746	6.6
TOTAL	6 380	6 379	0.0	67 289	69 246	2.9

(1)	Amounts of $378 million and $342 million in health transfers were allocated in 2015-2016 and 2016-2017, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 7.9% instead of 9.2%.

General Fund expenditure
(millions of dollars)					(Unaudited data)
		February		April to February
Expenditure by mission	2016(1)	2017	Change (%)	2015-2016(1)	2016-2017	Change (%)
Program spending
Health and Social Services	2 663	2 519	–5.4	29 865	30 397	1.8
Education and Culture	1 488	1 557	4.6	16 078	16 243	1.0
Economy and Environment	401	381	–5.0	4 182	4 508	7.8
Support for Individuals and Families	566	493	–12.9	5 741	5 644	–1.7
Administration and Justice	335	279	–16.7	3 577	3 483	–2.6
Total program spending	5 453	5 229	–4.1	59 443	60 275	1.4
Debt service	638	647	1.4	7 263	6 915	–4.8
TOTAL	6 091	5 876	–3.5	66 706	67 190	0.7

(1)	Certain expenditures were reclassified between missions to take into account the 2016-2017 budgetary structure.

Details of the transactions of consolidated entities
(millions of dollars)								(Unaudited data)
	February 2017
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks (1)	Total	adjustments (2)	Total
Revenue	1 100	151	37	345	1 721	—	3 354	–2 034	1 320
Expenditure
Expenditure	–858	—	–37	–345	–1 804	18	–3 026	1 950	–1 076
Debt service	–178	—	—	—	–51	—	–229	84	–145
Subtotal	–1 036	—	–37	–345	–1 855	18	–3 255	2 034	–1 221
SURPLUS (DEFICIT)	64	151	—	—	–134	18	99	—	99
	April 2016 to February 2017
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks (1)	Total	adjustments (2)	Total
Revenue	12 631	1 820	776	5 559	21 331	—	42 117	–24 017	18 100
Expenditure
Expenditure	–10 340	—	–776	–5 559	–20 469	19	–37 125	23 081	–14 044
Debt service	–2 002	—	—	—	–638	—	–2 640	936	–1 704
Subtotal	–12 342	—	–776	–5 559	–21 107	19	–39 765	24 017	–15 748
SURPLUS (DEFICIT)	289	1 820	—	—	224	19	2 352	—	2 352

(1)	The results of the networks are presented according to the modified equity method of accounting.
(2)	Consolidation adjustments include the elimination of program spending from the General Fund.

The next monthly report, which will present the preliminary results at March 31, 2017, will be published on June 22, 2017.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.